Investor Contact:	David Morimoto	Media Contact:	Cedric Yamanaka
	SVP & Treasurer		Public Relations /Communications Manager
	(808) 544-0627		(808) 544-6898
	david.morimoto@centralpacificbank.com		cedric.yamanaka@centralpacificbank.com

NEWS RELEASE

CENTRAL PACIFIC FINANCIAL CORP. REPORTS FIRST QUARTER RESULTS

HONOLULU, April 30, 2008 – Central Pacific Financial Corp. (NYSE: CPF), parent company of Central Pacific Bank, today reported net income for the first quarter of 2008 of $1.7 million, or $0.06 per diluted share, compared to $20.1 million, or $0.65 per diluted share, reported in the first quarter of 2007 and a net loss of $44.5 million, or ($1.51) per diluted share, reported in the fourth quarter of 2007.  The net loss for the fourth quarter of 2007 included a non-cash goodwill impairment charge totaling $48.0 million.

“While our capital position and the operating fundamentals of our core Hawaii franchise, including asset quality, remain strong, we continue to experience the same challenging credit markets in California that are affecting the entire financial sector,” said Clint Arnoldus, President and Chief Executive Officer.  “The California residential construction market has been particularly weak and our exposure to this market is reflected in higher provision for loan loss expense in this quarter’s results.  We continue to rigorously analyze our loan portfolio, have reserved for the current, reduced value of certain assets, and are aggressively pursuing opportunities to reduce our exposure to the California residential construction market.  More importantly, we expect our capital position to remain strong and reaffirm our intention to maintain our dividend at the current level.”

First Quarter Highlights
▪	Net growth in loans and leases of $149.8 million, or 3.6%, from December 31, 2007, excluding the effects of loans transferred to held for sale and loan charge-offs.
▪	Net credit costs of $29.7 million comprised of a provision for loan and lease losses, partially offset by a decrease to the reserve for unfunded commitments.
▪	Capital base remained strong with Tier 1 risk-based capital, total risk-based capital, and leverage capital ratios of 10.9%, 12.2%, and 9.6%, respectively.
▪	Maintained our quarterly cash dividend at $0.25 per common share.
▪	Opened new branches in Lahaina, Maui and Kapahulu, Oahu.
▪	Received cash proceeds totaling $0.9 million for partial redemption of the Company’s equity interest in Visa, Inc.

Earnings Highlights
Net interest income for the first quarter of 2008 was $50.9 million, compared to $53.7 million in the year-ago quarter and $52.5 million in the fourth quarter of 2007.  The net interest margin for the current quarter was 3.99%, compared to 4.52% in the year-ago quarter and 4.15% in the fourth quarter of 2007.  The year-over-year and sequential-quarter compression was primarily attributable to the reversal of interest related to certain nonaccrual loans totaling $1.5 million and lower interest income due to a decrease in loan yields.  Excluding the effects of the $1.5 million reversal of interest on nonaccrual loans, net interest income was $52.4 million and the net interest margin was 4.10% for the current quarter.

The provision for loan and lease losses in the first quarter of 2008 was $34.3 million, compared to $2.6 million in the year-ago quarter and $28.2 million in the fourth quarter of 2007.  As previously mentioned, the current quarter increase was directly attributable to continued weakness in California’s housing and residential construction market and the resultant decline in collateral values for many loans with exposure to this sector.

Other operating income totaled $14.3 million for the first quarter of 2008, compared to $11.2 million in the year-ago quarter and $11.4 million in the fourth quarter of 2007.  The increase from the year-ago quarter was primarily due to increased income from bank-owned life insurance totaling $0.8 million, higher gains on sales of loans of $0.4 million, and the receipt of cash proceeds from the partial redemption of our equity interest in Visa totaling $0.9 million.  The sequential-quarter increase was primarily due to the receipt of cash proceeds from the partial redemption of the Company’s equity interest in Visa totaling $0.9 million, higher gains on sales of loans totaling $0.3 million, and a $1.7 million loss recognized in the fourth quarter of 2007 in connection with an investment portfolio repositioning.

Other operating expense for the first quarter of 2008 was $31.5 million, compared to $30.5 million in the year-ago quarter and $35.2 million in the fourth quarter of 2007 (excluding the aforementioned $48.0 million non-cash goodwill impairment charge).  The increase from the year-ago quarter was primarily due to the write-down of foreclosed property totaling $2.6 million and higher salaries and employee benefits totaling $1.0 million due to the reversal of certain incentive compensation accruals in the year-ago quarter, offset by a decrease in reserves of $4.6 million for unfunded commitments.  The decrease in reserves for unfunded commitments was primarily attributable to the termination by the Company of several outstanding commitments to certain borrowers with exposure to the California residential construction market.  The sequential-quarter decrease in other operating expense was primarily due to the aforementioned decrease in the reserve for unfunded commitments, partially offset by higher salaries and employee benefits and the aforementioned write-down of foreclosed property.

The Company’s efficiency ratio for the first quarter of 2008 was 46.74%, compared with 45.43% in the year-ago quarter and 51.44% in the fourth quarter of 2007 (excluding the non-cash goodwill impairment charge of $48.0 million).  The current quarter variance from the year-ago and sequential quarters was primarily attributable to the fluctuations in operating expenses described above.

The Company’s effective tax rate for the current quarter was impacted by the disproportionate recognition of federal and state tax credits and the generation of tax-exempt income, compared to 36.61% in the year-ago quarter and 6.49% in the fourth quarter of 2007.

Balance Sheet Highlights
Total assets of $5.8 billion at March 31, 2008 increased by $291.2 million, or 5.3%, from a year ago and by $119.7 million, or 2.1%, from December 31, 2007.

Total loans and leases of $4.2 billion at March 31, 2008 increased by $272.1 million, or 7.0%, from a year ago and by $34.9 million, or 0.8%, from December 31, 2007.  The current quarter increase was primarily attributable to net loan growth of $149.8 million, partially offset by the transfer of California residential construction loans totaling $42.5 million to the held for sale category and charge-offs totaling $54.8 million.  Overall, the Hawaii loan portfolio grew by $104.7 million during the current quarter, while the mainland loan portfolio decreased by $69.8 million.

Total deposits of $3.8 billion at March 31, 2008 decreased by $65.6 million, or 1.7%, from a year ago and by $222.7 million, or 5.6%, from December 31, 2007.  Noninterest bearing demand, interest bearing demand, savings and money market and time deposits decreased in the current quarter by $32.9 million, $3.4 million, $66.5 million and $119.8 million, respectively.

Shareholders’ equity of $674.7 million at March 31, 2008 decreased by $78.9 million from a year ago and increased by $0.3 million from December 31, 2007.

Asset Quality
At March 31, 2008, nonperforming assets totaled $118.8 million, or 2.05%, of total assets, compared to $1.6 million, or 0.03%, of total assets at March 31, 2007 and $61.5 million, or 1.08%, of total assets at December 31, 2007.  Nonperforming assets as of March 31, 2008 was comprised of nonaccrual loans totaling $68.9 million, nonperforming loans classified as held for sale totaling $47.9 million, and other real estate owned totaling $2.0 million.  The sequential-quarter increase was primarily attributable to the addition of 13 California residential construction loans totaling $76.5 million, partially offset by partial charge-offs of six California residential constructions loans totaling $16.4 million.

Net loan charge-offs in the first quarter of 2008 totaled $54.2 million, compared to net loan charge-offs of $4.3 million in the year-ago quarter and $8.7 million in the fourth quarter of 2007.  Loan charge-offs in the first quarter of 2008 included partial charge-offs of 16 California residential construction loans totaling $53.7 million.

Loans delinquent for 90 days or more still accruing interest of $0.5 million at March 31, 2008 declined by 10.3%, from a year ago and by 41.1% from December 31, 2007.

The allowance for loan and lease losses as a percentage of total loans and leases was 1.73% at March 31, 2008, compared to 1.30% a year ago and 2.22% at December 31, 2007.  The current quarter decrease was attributable to the aforementioned net loan charge-offs totaling $54.2 million, partially offset by the $34.3 million provision for loan and lease losses recorded during the current quarter.

California Residential Construction Exposure
Total loans outstanding in the California residential construction market was $245.8 million at March 31, 2008, which consisted of $197.9 million in the loan portfolio and $47.9 million classified as held for sale.  At December 31, 2007, total loans outstanding in this sector was $310.6 million, which consisted of $305.2 million in the loan portfolio and $5.4 million classified as held for sale.

California residential construction loans held in the portfolio represented 4.7% and 7.4% of total loans and leases at March 31, 2008 and December 31, 2007, respectively.

Nonperforming assets related to this sector was $113.4 million at March 31, 2008, or 1.96% of total assets.  This balance was comprised of nonaccrual loans totaling $63.5 million, nonaccrual loans held for sale totaling $47.9 million, and other real estate owned totaling $2.0 million.

For California residential construction loans classified as held for sale, partial charge-offs totaling $28.5 million were recorded to reduce the carrying value of these loans to the estimated fair value of their collateral as of March 31, 2008.

Of the remaining $197.9 million balance in the California residential construction portfolio, the allowance for loan and lease losses established for these loans was $24.0 million at March 31, 2008, or 12.1%, of the total outstanding balance.

“Although our short-term outlook for the California residential construction market remains uncertain, we have focused our management team and engaged the services of seasoned real estate professionals in an effort to identify, assess and stay ahead of the situation,” stated Arnoldus.  “We have initiated loan sale proceedings on several California residential construction loans and are pursuing a wide range of opportunities to aggressively reduce our credit risk exposure to this sector.”

Community-Based Banking
The Company continues to implement its community-based banking strategy, which is designed to increase Central Pacific Bank’s ability to grow deposits, particularly in the small business sector.  In essence, Central Pacific Bank has decentralized its banking expertise and empowered its frontline to become fully integrated within Hawaii’s marketplace.

“In contrast to the challenging market conditions in California’s residential construction sector, the Hawaii market continues to provide us with attractive opportunities for growth and market share expansion,” said Arnoldus.  “We will continue to offer our customers the best in financial products and services.  One example of this is the notable improvements we are making to our 39 branch network, including the opening of a new branch in Kapahulu earlier this month and the previously announced opening of a new branch in Lahaina, Maui.”

Stock Repurchase Plan
In January 2008, the Company’s Board of Directors authorized the repurchase of up to 1,200,000 shares of the Company’s common stock.  During the first quarter of 2008, the Company repurchased 100,000 shares under this plan.

Conference Call Information
Central Pacific Financial Corp. will conduct a conference call today at 1:00 p.m. Eastern Time (7:00 a.m. Hawaii Time) to discuss the quarterly results.  To participate in the conference call, please dial 1-888-686-9683 or visit the investor relations page of the Company’s website at http://investor.centralpacificbank.com.  A playback of the call will be available through May 7, 2008 by dialing 1-888-203-1112 (passcode:  3498214) and on the Company’s website.

About Central Pacific Financial Corp.
Central Pacific Financial Corp. is the fourth largest financial institution in Hawaii with more than $5.8 billion in assets.  Central Pacific Bank, its primary subsidiary, operates 39 branches and 98 ATMs throughout Hawaii.  For additional information, please visit the Company’s website at http://www.centralpacificbank.com.

**********
Forward-Looking Statements
This document may contain forward-looking statements concerning projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure, or other financial items, concerning plans and objectives of management for future operations, concerning future economic performance, or concerning any of the assumptions underlying or relating to any of the foregoing.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and may include the words “believes”, “plans”, “intends”, “expects”, “anticipates”, “forecasts” or words of similar meaning.  While we believe that our forward-looking statements and the assumptions underlying them are reasonably based, such statements and assumptions are by their nature subject to risks and uncertainties, and thus could later prove to be inaccurate or incorrect.  Accordingly, actual results could materially differ from projections for a variety of reasons, to include, but not limited to: the impact of local, national, and international economies and events, including natural disasters, on the Company’s business and operations and on tourism, the military, and other major industries operating within the Hawaii market and any other markets in which the Company does business; the impact of legislation affecting the banking industry; the impact of competitive products, services, pricing, and other competitive forces; movements in interest rates; loan delinquency rates and changes in asset quality generally; and the price of the Company’s stock.  For further information on factors that could cause actual results to materially differ from projections, please see the Company’s publicly available Securities and Exchange Commission filings, including the Company’s Form 10-K for the last fiscal year.  The Company does not update any of its forward-looking statements.

#####

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Financial Highlights - March 31, 2008
(Unaudited)

	Three Months Ended
	March 31,		%
(in thousands, except per share data)	2008	2007	Change

INCOME STATEMENT
Net income	$1,658	$20,135	-91.8%
Per share data:
Diluted earnings per share	0.06	0.65	-90.8%
Cash dividends	0.25	0.24	4.2%

PERFORMANCE RATIOS
Return on average assets (1)	0.12%	1.48%
Return on average shareholders' equity (1)	0.96%	10.73%
Net income to average tangible shareholders' equity (1)	1.59%	19.11%
Efficiency ratio (2)	46.74%	45.43%
Net interest margin (1)	3.99%	4.52%
Dividend payout ratio	416.67%	36.36%

	March 31,		%
	2008	2007	Change
BALANCE SHEET
Total assets	$5,800,037	$5,508,840	5.3%
Loans and leases, net of unearned interest	4,176,596	3,904,542	7.0%
Net loans and leases	4,104,488	3,853,928	6.5%
Deposits	3,780,021	3,845,621	-1.7%
Shareholders' equity	674,663	753,536	-10.5%
Book value per share	23.50	24.51	-4.1%
Market value per share	18.85	36.57	-48.5%
Tangible equity ratio	7.27%	8.28%

	Three Months Ended
	March 31,		%
	2008	2007	Change
SELECTED AVERAGE BALANCES
Total assets	$5,748,453	$5,437,973	5.7%
Interest-earning assets	5,190,651	4,849,704	7.0%
Loans and leases, net of unearned interest	4,247,369	3,899,826	8.9%
Other real estate	1,586	-	0.0%
Deposits	3,829,061	3,787,092	1.1%
Interest-bearing liabilities	4,379,475	4,003,417	9.4%
Shareholders' equity	690,175	750,278	-8.0%

	March 31,		%
	2008	2007	Change
NONPERFORMING ASSETS
Nonaccrual loans (including loans held for sale)	$116,755	$1,589	7247.7%
Other real estate	2,000	-	-
Total nonperforming assets	118,755	1,589	7373.6%
Loans delinquent for 90 days or more (still accruing interest)	532	593	-10.3%
Restructured loans (still accruing interest)	-	-	0.0%
Total nonperforming assets, loans delinquent for 90 days or more (still
accruing interest) and restructured loans (still accruing interest)	$119,287	$2,182	5366.9%

	Three Months Ended
	March 31,
	2008	2007
Loan charge-offs	$54,810	$4,835	1033.6%
Recoveries	597	569	4.9%
Net loan charge-offs (recoveries)	$54,213	$4,266	1170.8%
Net loan charge-offs to average loans (1)	5.11%	0.44%

	March 31,
	2008	2007
ASSET QUALITY RATIOS
Nonaccrual loans (including loans held for sale) to total loans and leases	2.76%	0.04%
Nonperforming assets to total assets	2.05%	0.03%
Nonperforming assets, loans delinquent for 90 days or more (still accruing interest) and restructured loans (still accruing interest) to total loans
and leases & other real estate	2.82%	0.06%
Allowance for loan and lease losses to total loans and leases	1.73%	1.30%
Allowance for loan and lease losses to nonaccrual loans (including loans held for sale)	61.76%	3185.27%

(1) Annualized
(2)	Efficiency ratio is derived by dividing other operating expense excluding amortization and impairment of intangible assets and goodwill by operating revenue (net interest income on a taxable equivalent basis plus other operating income before securities transactions).

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

CONSOLIDATED BALANCE SHEETS	March 31,	December 31,	March 31,
(in thousands, except per share data)	2008	2007	2007

ASSETS
Cash and due from banks	$84,462	$79,088	$112,799
Interest-bearing deposits in other banks	106	241	5,318
Federal funds sold	-	2,800	-
Investment securities:
Held to maturity, at cost (fair value of $27,098 at March 31, 2008,
$46,077 at December 31, 2007 and $52,027 at March 31, 2007)	26,915	46,124	52,780
Available for sale, at fair value	852,655	835,130	814,691
Total investment securities	879,570	881,254	867,471

Loans held for sale	97,743	37,572	41,608
Loans and leases	4,176,596	4,141,705	3,904,542
Less allowance for loan and lease losses	72,108	92,049	50,614
Net loans and leases	4,104,488	4,049,656	3,853,928

Premises and equipment	83,504	82,841	77,016
Accrued interest receivable	25,541	26,041	26,783
Investment in unconsolidated subsidiaries	16,471	17,404	12,318
Other real estate	2,000	-	-
Goodwill	244,702	244,702	293,098
Core deposit premium	28,082	28,750	31,213
Mortgage servicing rights	11,536	11,222	11,404
Bank-owned life insurance	132,477	131,454	103,420
Federal Home Loan Bank stock	48,797	48,797	48,797
Other assets	40,558	38,564	23,667
Total assets	$5,800,037	$5,680,386	$5,508,840

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing demand	$632,157	$665,034	$616,222
Interest-bearing demand	457,742	461,175	439,996
Savings and money market	1,112,312	1,178,855	1,228,754
Time	1,577,810	1,697,655	1,560,649
Total deposits	3,780,021	4,002,719	3,845,621

Short-term borrowings	368,375	16,000	25,039
Long-tem debt	915,514	916,019	804,618
Minority interest	13,098	13,104	13,502
Other liabilities	48,366	58,141	66,524
Total liabilities	5,125,374	5,005,983	4,755,304

Shareholders' equity:
Preferred stock, no par value, authorized 1,000,000 shares, none issued	-	-	-
Common stock, no par value, authorized 100,000,000 shares; issued and outstanding 28,707,985 shares at March 31, 2008, 28,756,647 shares at
December 31, 2007, and 30,740,014 shares at March 31, 2007	402,844	403,304	431,185
Surplus	54,487	54,669	53,018
Retained earnings	216,755	222,644	282,673
Accumulated other comprehensive income (loss)	577	(6,214)	(13,340)
Total shareholders' equity	674,663	674,403	753,536

Total liabilities and shareholders' equity	$5,800,037	$5,680,386	$5,508,840

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
(In thousands, except per share data)	2008	2007	2007
Interest income:
Interest and fees on loans and leases	$70,294	$77,159	$76,166
Interest and dividends on investment securities:
Taxable interest	9,271	8,757	8,712
Tax-exempt interest	1,389	1,349	1,363
Dividends	24	71	33
Interest on deposits in other banks	4	14	35
Interest on federal funds sold and securities purchased
under agreements to resell	21	62	10
Dividends on Federal Home Loan Bank stock	122	98	98

Total interest income	81,125	87,510	86,417

Interest expense:
Demand	137	138	138
Savings and money market	3,785	5,177	6,285
Time	14,729	18,285	15,834
Interest on short-term borrowings	1,923	506	505
Interest on long-term debt	9,694	10,906	9,968

Total interest expense	30,268	35,012	32,730

Net interest income	50,857	52,498	53,687
Provision for loan and lease losses	34,272	28,201	2,600
Net interest income after provision for loan and lease losses	16,585	24,297	51,087

Other operating income:
Service charges on deposit accounts	3,543	3,679	3,444
Other service charges and fees	3,415	3,126	3,357
Income from fiduciary activities	1,005	983	761
Equity in earnings of unconsolidated subsidiaries	283	110	257
Fees on foreign exchange	194	180	221
Investment securities gains (losses)	-	(1,715)	-
Income from bank-owned life insurance	1,870	1,746	1,031
Loan placement fees	153	289	259
Gains on sales of loans	1,798	1,503	1,367
Other	2,018	1,461	455

Total other operating income	14,279	11,362	11,152

Other operating expense:
Salaries and employee benefits	17,364	13,028	16,406
Net occupancy	2,853	2,687	2,504
Equipment	1,395	1,418	1,230
Amortization of core deposit premium	668	1,094	685
Amortization of mortgage servicing rights	501	356	510
Communication expense	1,085	1,148	1,148
Legal and professional services	2,413	2,477	2,327
Computer software expense	863	799	799
Advertising expense	682	663	623
Goodwill impairment	-	48,000	-
Foreclosed asset expense	2,590	-	-
Other	1,046	11,526	4,244

Total other operating expense	31,460	83,196	30,476

Income (loss) before income taxes	(596)	(47,537)	31,763
Income taxes	(2,254)	(3,085)	11,628

Net income (loss)	$1,658	$(44,452)	$20,135

Per share data:
Basic earnings (loss) per share	$0.06	$(1.51)	$0.66
Diluted earnings (loss) per share	0.06	(1.51)	0.65
Cash dividends declared	0.25	0.25	0.24

Basic weighted average shares outstanding	28,686	29,355	30,699
Diluted weighted average shares outstanding	28,801	29,355	30,988

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Average Balances, Interest Income & Expense, Yields and Rates (Taxable Equivalent)

	Three Months Ended			Three Months Ended			Three Months Ended
(Dollars in thousands)	March 31, 2008			December 31, 2007			March 31, 2007
	Average	Average		Average	Average		Average	Average
	Balance	Yield/Rate	Interest	Balance	Yield/Rate	Interest	Balance	Yield/Rate	Interest
Assets:
Interest earning assets:
Interest-bearing deposits in other banks	$495	3.17%	$4	$1,268	4.51%	$14	$2,776	5.11%	$35
Federal funds sold & securities purchased
under agreements to resell	2,641	3.20%	21	5,354	4.56%	62	778	5.20%	10
Taxable investment securities, excluding
valuation allowance	739,033	5.03%	9,295	729,677	4.84%	8,828	743,018	4.71%	8,745
Tax-exempt investment securities,
excluding valuation allowance	152,316	5.61%	2,137	151,935	5.47%	2,076	154,509	5.43%	2,097
Loans and leases, net of unearned income	4,247,369	6.65%	70,294	4,171,889	7.35%	77,159	3,899,826	7.90%	76,166
Federal Home Loan Bank stock	48,797	1.00%	122	48,797	0.80%	98	48,797	0.80%	98
Total interest earning assets	5,190,651	6.33%	81,873	5,108,920	6.87%	88,237	4,849,704	7.26%	87,151
Nonearning assets	557,802			609,271			588,269
Total assets	$5,748,453			$5,718,191			$5,437,973

Liabilities & Stockholders' Equity:
Interest-bearing liabilities:
Interest-bearing demand deposits	$451,058	0.12%	$137	$450,008	0.12%	$138	$433,167	0.13%	$138
Savings and money market deposits	1,141,285	1.33%	3,785	1,170,325	1.76%	5,177	1,236,806	2.06%	6,285
Time deposits under $100,000	532,517	3.38%	4,481	564,265	3.75%	5,337	627,268	3.74%	5,784
Time deposits $100,000 and over	1,105,154	3.73%	10,248	1,171,825	4.38%	12,948	900,843	4.52%	10,050
Short-term borrowings	229,455	3.37%	1,923	41,334	4.86%	506	37,021	5.55%	505
Long-term debt	920,006	4.24%	9,694	872,753	4.96%	10,906	768,312	5.26%	9,968
Total interest-bearing liabilities	4,379,475	2.78%	30,268	4,270,510	3.25%	35,012	4,003,417	3.32%	32,730
Noninterest-bearing deposits	599,047			608,734			589,009
Other liabilities	79,756			91,895			95,269
Stockholders' equity	690,175			747,052			750,278
Total liabilities & stockholders' equity	$5,748,453			$5,718,191			$5,437,973

Net interest income			$51,605			$53,225			$54,421

Net interest margin		3.99%			4.15%			4.52%